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                                BIOSENSE, INC.
                            40 RAMLAND ROAD SOUTH
                                   SUITE 10
                          ORANGEBURG, NEW YORK 10962


                                                           December 3, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: David Lynn

         Re: Biosense, Inc.
             Registration Statement on Form S-1
             File No. 333-12361


Ladies and Gentlemen:

     Because Biosense, Inc. (the "Company") has chosen not to pursue a public offering of its common stock at this time, the Company hereby withdraws its Registration Statement on Form S-1 (the "Registration Statement"), which was filed with the Securities and Exchange Commission (the "SEC") on September 20, 1996 (File No. 333-12361), as well as all exhibits filed with the SEC in connection with the Registration Statement.


                                     Very truly yours,



                                     BIOSENSE, INC.


                                     By: /s/ Lewis C. Pell
                                         ------------------
                                         Title: Chairman